UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2015

VWR Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36673	26-0237871
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

(Address of Principal executive offices, including Zip Code)

(610) 386-1700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 25, 2015, VWR Funding, Inc. (the “Issuer”), an indirect wholly-owned subsidiary of VWR Corporation (the “Company”), completed the private sale of €503.8 million aggregate principal amount of 4.625% Senior Notes due 2022 (the “Notes”). The Issuer intends to use the net proceeds from the issuance and sale of the Notes to repay outstanding borrowings under its multi-currency revolving loan facility and accounts receivable facility and a portion of its U.S. dollar-denominated term loans.

Purchase Agreement

On March 19, 2015, the Issuer entered into a purchase agreement (the “Purchase Agreement”) among the Issuer, certain of the Issuer’s domestic subsidiaries (collectively, the “Guarantors”) and Goldman, Sachs & Co., as the initial purchaser (the “Initial Purchaser”). Pursuant to the Purchase Agreement, the Issuer agreed to sell to the Initial Purchaser, and the Initial Purchaser agreed to purchase from the Issuer, €503.8 million in aggregate principal amount of the Notes. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Issuer and the Guarantors, on the one hand, and the Initial Purchaser, on the other hand, have agreed to indemnify each other against certain liabilities. The sale of the Notes closed on March 25, 2015.

Indenture

The Notes were issued pursuant to an indenture, dated as of March 25, 2015 (the “Indenture”), among the Issuer, the Guarantors, Law Debenture Trust Company of New York, as trustee (the “Trustee”), Deutsche Bank AG, London Branch, as paying agent and Deutsche Bank Luxembourg S.A., as registrar and transfer agent. The Notes were offered at an original issue price of 99.25%.

Interest and Maturity

The Notes bear interest at a rate of 4.625% and mature on April 15, 2022. Interest is payable on the Notes on April 15 and October 15 of each year, commencing October 15, 2015.

Guarantees and Security

The Issuer’s obligations under the Notes will initially be guaranteed on a senior unsecured basis by each of its domestic restricted subsidiaries that incurs or guarantees its senior credit facility and certain other indebtedness. The Notes are the Issuer’s senior unsecured obligations, will rank equally with all of its existing and future senior unsecured debt and will be senior to all of its existing and future subordinated debt.

Covenants

The Indenture contains restrictive covenants that limit the ability of the Issuer and the Issuer’s restricted subsidiaries to, among other things: incur additional debt or issue preferred stock; create liens; create restrictions on the Issuer’s subsidiaries’ ability to make payments to the Issuer; pay dividends and make other distributions in respect of the Issuer’s and its restricted subsidiaries’ capital stock; make certain investments or certain other restricted payments; guarantee indebtedness; designate unrestricted subsidiaries; sell certain kinds of assets; enter into certain types of transactions with affiliates; and effect mergers or consolidations.

Certain of these covenants will be terminated if the Notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing.

Events of Default

The Indenture provides for events of default (subject in certain cases to customary grace and cure periods) which include, among others, nonpayment of principal or interest when due, breach of covenants or other agreements in the Indenture, defaults in payment of certain other indebtedness, certain events of bankruptcy or insolvency and when the guarantees of significant subsidiaries cease to be in full force and effect. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal of and accrued but unpaid interest on all of the Notes to be due and payable immediately.

Redemption

The Issuer may redeem the Notes, in whole or in part, at any time prior to April 15, 2018 at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the “make-whole” premium set forth in the Indenture. The Issuer may redeem the Notes, in whole or in part, at any time on or after April 15, 2018 at the redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to April 15, 2018, on one or more occasions, the Issuer may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of one or more equity offerings, as described in the Indenture, at a redemption price equal to 104.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. If the Issuer experiences certain change of control events, holders of the Notes may require it to repurchase all or part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from registration requirements.

The foregoing summary of the Indenture is qualified in its entirety by reference to the actual Indenture which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information set forth under the caption “Indenture” in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of March 25, 2015, among VWR Funding, Inc., the guarantors party thereto, Law Debenture Trust Company of New York, as trustee, Deutsche Bank AG, London Branch, as paying agent and Deutsche Bank Luxembourg S.A., as registrar and transfer agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR Corporation

/s/ Douglas J. Pitts
Date: March 25, 2015	Name:	Douglas J. Pitts
	Title:	Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Indenture, dated as of March 25, 2015, among VWR Funding, Inc., the guarantors party thereto, Law Debenture Trust Company of New York, as trustee, Deutsche Bank AG, London Branch, as paying agent and Deutsche Bank Luxembourg S.A., as registrar and transfer agent.